U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

      [ ] Form 10-K and Form 10-KSB   [ ] Form 20-F   [x] Form 11-K
                [ ] Form 10-q and Form 10-QSB   [ ] Form N-SAR

     For Period Ended: May 31, 1995
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     [ ] Transition Report on Form 10-K
     For the Transition Period Ended:

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant
         GRIST MILL CO.

Former Name if Applicable

Address of Principal Executive Office (Street and Number)
         21340 HAYES AVE.

City, State and Zip Code
         LAKEVILLE, MN 55044-0430

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PART II - RULES 12b-25 (b) AND (c)

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          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [section 23,047], the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III on this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K of Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589
               (section 72,435), effective April 12, 1989, 54 F.R. 10306.]

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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          State below in reasonable detail the reasons why the Form 10-K and
          Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (section 72,435), effective April 12, 1989, 54 F.R. 10306; and Release No. 34-30968 (section 72,439), effective August 13, 1992, 57 FR 36442.]

          COMPANY ERROR IN CALCULATING 180 DAYS TO FILING DUE DATE

                                                 (Attach Extra Sheets if Needed)

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PART IV - OTHER INFORMATION

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          (1)  Name and telephone number of person to contact in regard to this notification


              LYNN M. OTTO                   612                 469-7420
                 (Name)                  (Area Code)        (Telephone Number)


          (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If the answer is no, identify report(s)

                                                                     X YES __ NO

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                    __ YES  X NO

               If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                                 GRIST MILL CO.
                  (Name Of Registrant As Specified In Charter)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date NOVEMBER 28, 1995                                    By DANIEL J. KINSELLA

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                                   ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).

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